PETROBRAS ARGENTINA S.A.

Unaudited Condensed Interim

Consolidated

 Financial Statements and

Summary of Events

as of September 30, 2016

(presented on a comparative basis with 2015)

UNAUDITED FINANCIAL STATEMENTS

as of September 30, 2016

SUMMARY OF EVENTS

CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF INCOME

STATEMENTS OF COMPREHENSIVE INCOME

STATEMENTS OF FINANCIAL POSITION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

STATEMENTS OF CASH FLOW

NOTES TO THE FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SUMMARY OF EVENTS

In compliance with the rules of the National Securities Commission (Periodic Reporting Requirements – Title IV – Chapter III – Section 4), Petrobras Argentina S.A.’s Summary of Events for the nine-month period ended September 30, 2016 is described below. This Summary of Events is supplementary to and should be read in conjunction with the interim condensed consolidated financial statements of the Company as of September 30, 2016.

Discussion of Consolidated Results of Operations

The following table sets out the Company’s results of operations for the three and nine-month periods ended September, 2016 and 2015:

(in millions of pesos)

ANALYSIS OF THE THREE-MONTH PERIODS ENDED SEPTEMBER, 2016 AND 2015

Net income: Net income attributable to the Company’s shareholders for the three months ended September, 2016 totaled a loss of Ps. 483 million compared to income of Ps. 439 million in the same period of 2015.

Sales: Sales increased by Ps. 2,152 million, to Ps. 7,471 million for the three months ended September, 2016 from Ps. 5,319 million in the same period of 2015, mainly due to increases in sales by each of the Refining and Distribution, Gas and Energy and Oil and Gas Exploration and Production business segments which increased by Ps. 1,144 million, Ps. 715 million, and Ps. 648 million, respectively, partially offset by increased eliminations of sales attributable to intersegment sales of PS. 595 million.

Gross profit: Gross profit increased by PS. 338 million, to Ps. 1,897 million for the three months ended September, 2016 from Ps. 1,559 million in the same period of 2015, mainly due to increases in the Petrochemical, Refining and Distribution and Oil and Gas Exploration and Production business segments of Ps. 73 million, Ps. 67 million and Ps. 123 million, respectively. The variation of eliminations of gross profits for intersegment transactions totaled losses of Ps. 71 million.

Administrative and selling expenses: Administrative and selling expenses totaled Ps. 1,186 million for the three months ended September, 2016 and Ps. 774 million in the same period of 2015. In the third quarter of 2016 the increase was due to increased prices, primarily in transportation and freights, procurement of works and services and payroll expenses, and in taxes, associated with the increased of sales.

Exploration expenses: Exploration expenses are attributable to onshore operations in Argentina and totaled Ps. 63 million for the three months ended September, 2016 and Ps. 18 million in the same period of 2015. Expenses for unsuccessful wells totaled Ps. 38 million in 2016 period.

Other operating (expenses) income, net: Other operating (expenses) income, net totaled a loss of Ps. 552 million for the three months ended September, 2016 compare to an income of Ps. 128 million in the same period of 2015. The higher charges for the current period are mainly attributable to higher tax and commercial contingencies as a result of adverse rullings during the quarter, which accounted for losses of Ps. 751 million and Ps. 455 million, respectively. These effects were partially offset by gains of Ps. 354 million, Ps. 322 million and Ps. 296 million from the sale of property, plant and equipment in the current year, for greater recognition of the Stimulus Program for Surplus Injection of Natural Gas and the recovery of various provisions.

Share of net profit (loss) of equity-accounted investments: Share of net profit of equity-accounted investments totaled a gain of Ps. 7 million for the three months ended September, 2016, compared to a loss of Ps. 40 million in the 2015 period. The comparative period includes a loss of Ps. 46 million in CIESA which has been decreased significantly in the current period as a result of rate adjustments in TGS.

Operating income: Operating income rose by Ps. 103 million for the three months ended September, 2016 and Ps. 855 million in the same period of 2015. The decrease in the current period relates mainly by higher losses in other operating income, partially offset by the improvement in gross profit indicated.

Financial results: Financial results accounted for losses of Ps. 254 million in the 2016 period and Ps. 41 million in the period 2015. The increased loss for the current period is mainly attributable to a higher interest charge. It is noted that the total indebtedness of the Company is nominated in dollars and increased during 2016 by the issuance of the Series T Note, which further resulted in a higher interest charge measured in pesos due to the devaluation.

Income tax: Income tax charge totaled Ps. 330 million and Ps. 321 million for the three months ended September, 2016 and 2015, respectively. The highest charge for the period 2016 is mainly attributable to losses that did not generate the respective tax shield and represented an increase in the effective rate of income tax in the current period.

Analysis of Gross Profit

Oil and Gas Exploration and Production

Gross profit for this business segment is comprised of:

(in millions of pesos)

Sales: In the period of 2016, sales increased by Ps. 648 million, to Ps. 3,155 million from Ps. 2,507 million for the same period of 2015, mainly due to improvements in prices of oil and gas following the devaluation of the peso in December 2015. The volume set of oil and gas  recorded similar in both period with a 13.5% increase in gas sales and a contraction of 17% in oil sales.

Gas sales rose by Ps. 399 million, to Ps. 1,029 million for the three months ended September, 2016 from Ps. 630 million in the same period of 2015, mainly due to an improvement in average selling prices by increases in rates of gas and an increase in sales volumes, principally due by an increase in production by the Neuquen Basin wells into production of unconventional gas, sales volumes totaled 234 MM p3/d in the period 2016 and 207 MM p3/d in the period 2015.

Oil sales increased by Ps. 248 million, to Ps. 2,107 million in the third quarter of 2016 from Ps. 1,859 million in the same period of 2015, mainly due to improvements in prices in pesos, partially offset by the contraction in sales volumes, affected by the cease of operations in the Jagüel de los Machos area in the Province of La Pampa in September 2015.

Gross profit: Gross profit for this business segment totaled Ps. 929 million in the third quarter of 2016 and Ps. 806 million in the same period of 2015, with margins on sales of 29.4% for the third quarter of 2016 and of 32.1% for the same period of 2015.

Refining and Distribution

Gross profit for this business segment is comprised of:

(in millions of pesos)

Sales: Sales for this business segment increased by Ps. 1,144 million, to Ps. 4,076 million for the three months ended September, 2016 from Ps. 2,932 million in the same period of 2015, mainly due to an improvement in sales prices for refined products.

Refined product sales volumes recorded an increase of 3.4% in 2016, totalling 495.1 thousand cubic meters in 2016 and 479.1 cubic meters in the previous period. In the current period increases were recorded in sales volumes of oil gas, mainly due to intermediaries and retractions in gasoline at service stations and IFO 's the naval sector and fuel oil in the energy industry. Conversely, retractions were recorded in gasoline at service stations.

Gross profit: Gross profit for this business segment totaled Ps. 432 million for the three months ended September, 2016 and Ps. 365 million in the same period of 2015, with margins on sales of 10.6% and 12%, respectively. The improvement in margins is mainly attributable to the improvements indicated in the average selling prices, partially offset by the effects of devaluation on the purchasing costs of crude oil, which reference base is the US dollar and reflected a strong increase in pesos.

Petrochemicals

Gross profit for this business segment is comprised of:

(in millions of pesos)

Sales: In the third quarter of 2016, sales increased by Ps. 240 million, to Ps. 1,330 million from Ps. 1,090 million in the same period in 2015, mainly due to improvements in selling prices expressed in pesos, that having their base in US dollar, despite turning down international benchmarks, reflected in the current quarter increased selling prices in pesos as a result of the devaluation in December 2015. These effects were partially offset by a 5,4% shrinkage in sales volumes

Styrenic products sales revenues increased by Ps. 46 million, to Ps. 713 million for the three months ended September, 2016 from Ps. 667 million in the same period in 2015, as a consequence of the above mentioned improvement in average sales prices, partially offset by a decline in volumes sold for styrene, polystyrene and rubber, both in the local market as well as exports.

Sales revenues resulting from the catalytic reformer plant operations increase Ps. 194 million, to Ps. 617 million for the three months ended September, 2016 from Ps. 423 million, mainly due by an improvement in average sales prices pesos. Sales volumes recorded similar in both periods.

Gross profit: Gross profit totaled Ps. 230 million for the three months ended September, 2016 and Ps. 157 million in the same period of 2015, with margins on sales of 17.3% and 14.4%, respectively.

Gas and Energy:

Gross profit for this business segment is broken down as follows:

(in millions of pesos)

- Electricity Generation

Sales: In the third quarter of 2016, sales attributable to electricity generation increased by Ps. 294 million, to Ps. 798 million for the three months ended September, 2016 from Ps. 504 million in the same period of 2015, mainly due to an improvement in average sales prices, positively impacted by energy plus sales contracts and the update spot power prices in Resolutions No. 22/2016 in March 2016. The third quarter 2015 included the recognition of increases retroactive to February 2015. These price effects were partially offset by a decrease in sales volumes, which rose to 1,666 GWh 1,904 GWh, due to lower sales volumes in Pichi Picún Leufú by lower rainfall in the current quarter.

Gross profit: Gross profit totaled Ps. 167 million for the three months ended September, 2016 and Ps. 244 million in the same period of 2015. The decrease in gross profit is mainly attributable to lower sales volumes in 2016 and the recognition of retroactive prices increases in the 2015 period which had a positive impact on gross profit.

- Marketing and Transportation of Gas

Sales: In the third quarter of 2016, natural gas sales revenues rose by Ps. 603 million, to Ps. 1,328 million from Ps. 725 million, mainly due to an improvement in average sales prices, and to a lesser extent an increase of 18.7% in sales volumes, which totaled 254 million cubic feet in 2016, intended mainly to increase generating sector. The improvement in average selling prices was mainly attributable to the increases in rates of gas to residential and the higher proportion of gas plus sold, whose prices are above average.

Gross profit: Gross profit totaled a gain of Ps. 123 million for the three months ended September, 2016 as opposed to losses of Ps. 42 million in 2015, mainly due to the mentioned improvement in average selling prices.

ANALYSIS OF THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2016 AND 2015

Net income: Net income attributable to the Company’s shareholders totaled Ps. 772 million in the period under review and Ps. 1,785 million in 2015 nine-month period.

Sales: Sales rose Ps. 5,842 million to Ps. 21,545 million from Ps. 15,703 million in 2015 nine-month period, mainly due to improved average prices which accounted for increases in sales revenues of Ps. 2,746 million, Ps. 2,579 million, Ps. 2,460 million and Ps. 417 million in the Gas and Energy, Oil and Gas Exploration and Production, Refining and Distribution and Petrochemicals business segments, respectively. These effects were partially offset by increased eliminations attributable to intersegment sales amounting to Ps. 2,360 million and, to a lesser extent, the sale of assets in the Austral basin in the first quarter of 2015.

Gross profit: Gross profit increased Ps. 2,010 million to Ps. 6,651 million in the period under review from Ps. 4,641 million in the same period of 2015, with improvements in gross profit for the Oil and Gas Exploration and Production, Gas and Energy and Refining and Distribution business segments. The Petrochemical segment and the results as intersegment operations do not present significant changes between the two periods.

Administrative and selling expenses: Administrative and selling expenses totalled Ps. 2,991 million in the period under review and Ps. 2,127 million in 2015 nine-month period. In 2016 the increase was due to increased prices, primarily in transportation and freights, procurement of works and services and payroll expenses, and in taxes, associated with the increased of sales.

Exploration expenses: Exploration expenses are attributable to onshore operations in Argentina and totaled Ps. 167 million in 2015 nine-month period and Ps. 49 million in the same period of previous year. Expenses for unsuccessful wells totaled Ps. 117 million in 2016 period.

Other operating income (expenses), net: Other operating income (expenses), net totaled loss of Ps. 689 million for the period 2016, compare to a gain of Ps. 714 million in the same period of 2015. This demotion of Ps. 1,403 million is mainly attributable to the sale of assets in the Austral basin in the 2015 period which resulted in a gain of Ps. 674 million, and in the current period is mainly attributable to higher tax contingencies and further commercial contingencies as a result of adverse rullings during the quarter, the agreement with Methanex for the termination of the contract of supply of natural gas between the parties, impairment of assets in Bolivia and agreements with provincial treasuries which accounted for losses of Ps. 751 million, Ps. 455 million, Ps. 449 million, Ps. 323 million and Ps. 208 million respectively. These effects were partially offset in the current period by major from the Stimulus Program for Surplus Injection of Natural Gas for Companies with Reduced injection, for the recognition of earn out for the sale of the assets of Peru occurred in previous years, the sale of property, plant and equipment and the recovery of provisions accounted earnings of Ps. 537 million, Ps. 563 million, Ps. 354 million and Ps. 296 million, respectively.

Share of net profit (loss) of equity-accounted investments: Share of net profit (loss) of equity-accounted investments improved Ps. 139 million, accounting for a gain of Ps. 109 million in 2016 nine-month period compared to a loss of Ps. 30 million in the same period of previous year. This improvement is primarily due to the recognition to the higher profit of participation in Refinor and CIESA by Ps. 64 million and Ps. 76 million, respectively.

Operating income: Operating income decrease Ps. 236 million to Ps. 2,913 million in 2016 nine-month period from Ps. 3,149 million in the same period of previous year, primarily due to the above mentioned improvement in gross profit and Share of net profit (loss) of equity-accounted investments, partially offset by higher administrative and selling expenses and higher Other operating income (expenses), net.

Financial results: Financial results accounted for a loss of Ps. 608 million in 2016 nine-month period compared to a loss of Ps. 56 million in the same period of previous year. The highest loss for the current period is mainly attributable to a higher interest charge and a charge of Ps. 185 million for early prepayment expected negotiable obligations Serie S. Note that the financial debt of the Company is nominated in dollars and it increased during the period 2016 through the issuance of the Serie T Note, which further resulted in a higher interest charge measured in pesos due to the devaluation. In addition, a negative variation of Ps. 60 million was recorded in respect of exchange differences, the modified net monetary position in foreign currency, which rose from an active position in the period 2015 to a passive position in the current period.

Income tax: Income tax charge totaled Ps. 1,482 million and Ps. 1,177 million in 2016 and 2015 nine-month periods, respectively. While the result before tax for the current period was lower than the comparative period in the period 2016 certain losses, mainly in Bolivia and Ecuador, which did not generate the registered tax shield respective and represented an increase in the effective rate of income tax in the current period.

Summarized Financial Position and Income Statement Structure

Statistical Data

| | | For the nine-month period ended September 30, | | | | |
|---|---|---|---|---|---|---|
| | | 2016 | 2015 | 2014 | 2013 | 2012 |
| **Crude oil sales** (thousands of barrels) | | | | | | |
| Argentina | (b) | 7,140 | 8,667 | 10,036 | 12,259 | 11,398 |
| Bolivia | (c) | 50 | 78 | 80 | 94 | 110 |
| **Total** | | 7,190 | 8,745 | 10,116 | 12,353 | 11,508 |
| **Natural gas sales** (thousands of cubic feets) | | | | | | |
| Argentina | (b) | 63,966 | 58,631 | 67,403 | 68,851 | 76,018 |
| Bolivia | (c) | 1,061 | 1,552 | 1,545 | 1,973 | 2,375 |
| **Total** | | 65,027 | 60,183 | 68,948 | 70,824 | 78,393 |
| **Petrochemical sales** (tons) | | | | | | |
| SBR (tons) | | 21,293 | 26,238 | 30,319 | 37,167 | 34,420 |
| Styrene (Argentine) (tons) | | 43,404 | 54,425 | 51,257 | 63,229 | 72,442 |
| Polystyrene (Argentine) (tons) | | 44,369 | 50,056 | 44,529 | 40,968 | 48,879 |
| Other derivered products (m3) | (a) | 223,216 | 255,038 | 244,710 | 257,564 | 299,990 |
| | | 332,282 | 385,757 | 370,815 | 398,928 | 455,731 |
| **Refining products sales** (m3) | | | | | | |
| Gasoline | | 370,415 | 408,725 | 354,395 | 408,464 | 404,771 |
| Gas oil | | 702,292 | 640,797 | 575,314 | 578,290 | 585,874 |
| Fuel Oil / IFOs / Asphalts | | 264,734 | 303,381 | 291,783 | 347,618 | 346,360 |
| Other derivered products (m3) | (a) | 138,720 | 138,725 | 128,478 | 104,201 | 138,935 |
| | | 1,476,161 | 1,491,628 | 1,349,970 | 1,438,573 | 1,475,940 |
| **Electricity generation** (gwh) | | | | | | |
| Energy produced | | 4,596 | 4,637 | 4,750 | 5,000 | 4,729 |
| Contracted sales | | 535 | 657 | 870 | 2,128 | 2,251 |
| Spot sales | | 4,581 | 4,559 | 4,562 | 3,952 | 3,666 |
| **Total sales** | | 5,116 | 5,216 | 5,432 | 6,080 | 5,917 |

(a) Beginning in fiscal 2012 sales of other products produced in catalytic reforming unit are reported in Petrochemicals, which previously exhibited in the Refining and Distribution segment.
(b) In March 2015 and Juanuary 2014 the Company sold its participation in Austral Basin and Puesto Hernandez (UTE), respectively. In the third quarter of 2015 the Company ceased operations in the Jagüel de los Machos area in the Province of La Pampa.
(c) Includes the operations in Colpa and Caranda areas until July, 2016. (Note 1.3)

Outlook

The outlook for Petrobras Argentina will be determined by the merger process with the controlling company Pampa Energía (Note 1.3.3. to the financial statements). The merger will be effective November 1, 2016.

This merger process is aligned with the goal of investing to grow, thus reassuring our commitment to continue working in the creation of a solid company, capable of leading such a strategic sector as the energy sector. In this respect, it is our intention to put an ambitious plan in place in the short and medium term covering different company areas.

We will strongly encourage the development of our oil and tight gas assets through drilling programs involving producing and exploration wells. Our investments will include exploration of non-conventional hydrocarbons.

As regards refining and distribution activities, we are working to enhance product logistics through direct distribution of fuels from Bahía Blanca Refinery. In the network of gas stations operating under the Petrobras flag we will continue valuing and supporting the relationship with our network of members.

As regards the petrochemical business segment, we plan to position ourselves as one of the leading players in the sector, through investments and alliances to leverage our capacity.

In the gas and energy business segment, we plan to increase electricity generation by 100 MW with the construction of the new Pilar thermal power plant.

Gustavo Mariani

Vicepresident

PETROBRAS ARGENTINA S.A.

Unaudited Condensed Interim

 Consolidated

Financial Statements

as of September 30, 2016

(presented on a comparative basis with 2015)

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2016 AND 2015

(Stated in millions of Argentine pesos)

Note	Three-month		Nine-month	
		09/30/2016	09/30/2015	09/30/2016	09/30/2015
Sales		7,471	5,319	21,545	15,703
Cost of sales	5	(5,574)	(3,760)	(14,894)	(11,062)
Gross profit		1,897	1,559	6,651	4,641
Administrative and selling expenses	6	(1,186)	(774)	(2,991)	(2,127)
Exploration expenses	7	(63)	(18)	(167)	(49)
Other operating (expenses) income, net	8	(552)	128	(689)	714
Share of net profit (loss) of equity accounted investments	14.3	7	(40)	109	(30)
Operating income		103	855	2,913	3,149
Financial results					
Financial income	9	252	175	837	562
Financial costs	9	(506)	(216)	(1,445)	(618)
Income (loss) before income tax		(151)	814	2,305	3,093
Income tax	10	(330)	(321)	(1,482)	(1,177)
Net income (loss)		**(481)**	**493**	**823**	**1,916**
Earnings per share basic / diluted (in pesos)		(0.239)	0.217	0.382	0.884
Attributable to:					
Shareholders of the Company		(483)	439	772	1,785
Non-controlling interest		2	54	51	131
Total		**(481)**	**493**	**823**	**1,916**

Notes 1 to 28 are an integral part and should be read in conjunction with these financial statements.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2016 AND 2015

(Stated in millions of Argentine pesos)

(a) Concepts in subsequent years will be reclassified to the income statement

Notes 1 to 28 are an integral part and should be read in conjunction with these financial statements.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

(Stated in millions of Argentine pesos)

Notes 1 to 28 are an integral part and should be read in conjunction with these financial statements.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE NINE–MONTH PERIODS ENDED SEPTEMBER 30, 2016 AND 2015

(Stated in millions of Argentine pesos)

(a) Balances due to business combination of companies under common control.

(b) Note 14.5.

(c) As required by the Shareholders’ Meeting of March 19, 2015.

(d) As required by the Shareholders’ Meeting of April 28, 2016.

Notes 1 to 28 are an integral part and should be read in conjunction with these financial statements.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE–MONTH PERIODS ENDED SEPTEMBER 30, 2016 AND 2015

 (Stated in millions of Argentine pesos)

Notes 1 to 28 are an integral part and should be read in conjunction with these financial statements.

NOTES TO THE UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE–MONTH PERIOD ENDED SEPTEMBER 30, 2016

(Stated in millions of Argentine pesos, except as otherwise indicated)

1.  General Information

1.1 The Company

Petrobras Argentina is a corporation (sociedad anónima) with its main office located in the Autonomous City of Buenos Aires, Argentina.

Petrobras Argentina’s shares are listed on the Buenos Aires Stock Exchange. Its American Depositary Shares (“ADS”), each of them representing 10 Class B common shares of Petrobras Argentina, are listed on the New York Stock Exchange (NYSE).

The Company is not subject to the Optional Statutory System for Binding Public Offering.

1.2 Business of the Company

Petrobras Argentina’s business is mainly focused on the energy sector, specifically in oil and gas exploration and production, refining and distribution, petrochemical activities, electricity and hydrocarbon transportation and marketing. The Company has its operations mainly in Argentina, Bolivia, Ecuador and Venezuela. The Company’s fiscal year ends on December 31 of each year.

In these financial statements, Petrobras Argentina and its subsidiaries are jointly referred to as “the Company” or “the Group”.

The Board of Directors approved issuance of these condensed consolidated financial statements (hereinafter “financial statements”) on November 9, 2016.

1.3 Controlling Group

At the date of issuance of these financial statements, Petrobras Participaciones S.L. is the immediate parent company of Petrobras Argentina, with an ownership interest of 67.1933%.

On July 27, 2016, Pampa Energía S.A. (an Argentine integrated energy company, hereinafter “Pampa”) acquired from an affiliate of Petróleo Brasileiro 100% of the capital stock of Petrobras Participaciones S.L.

On November 2, 2016 PPSL delivered 11,090,286 ADRs of the Company to cancel part of its financial debt.

1.3.1. Agreement for the sale of the shares of PPSL

Petróleo Brasileiro and Pampa (collectively, the “Parties”) concluded the negotiations of the main terms and conditions for the acquisition by Pampa of the total capital stock of Petrobras Participaciones S.L. (“PPSL”), holder of 67.1933% of Petrobras Argentina’s capital stock and voting rights (the “Transaction”), which terms and conditions were approved by the Board of Directors of the Parties on May 12, 2016.

On May 13, 2016, the Parties entered into the sale and purchase agreement whereunder the Transaction was implemented (“Sale and Purchase Agreement” or “SPA”). Closing of the Transaction (the “Closing”) took place on July 27, 2016.

The main terms and conditions of the agreement are the following:

(i) The base price of the Transaction is USD 897 million, representing a value of USD 1,335 million for 100% of the Company’s capital stock. The base price is subject to the adjustments agreed upon by the Parties.

(ii) Upon closing of the acquisition, an affiliate of Petróleo Brasileiro will acquire 33.6% of the rights and obligations of the Company’s concession in the Río Neuquén area and the assets related to such interest as well as 100% of the rights and obligations under the Operating Agreement entered into by the Company and Yacimientos Petrolíferos Fiscales Bolivianos related to the Colpa and Caranda areas in Bolivia, subject to governmental approvals in Bolivia, for a net amount of USD 52 million (Note 25).

In addition, Pampa informed that its Board of Directors approved the acquisition by YPF S.A. of 33.33% of the Company’s concession in the Río Neuquén area and all of its interest in Aguada de la Arena for USD 140 million. YPF S.A. will be the operator of Río Neuquén concession after Closing (Note 25).

1.3.2. Mandatory Cash Tender Offer and Voluntary Exchange Offer of Petrobras Argentina shares for Pampa shares

Pursuant to the provisions of sections 87 et seq. of Capital Market Law No. 26.831 and Title III, Chapter II, Section II of the CNV regulations on mandatory tender offers in connection with a change of control and indirect acquisition of a significant ownership interest, on May 20, 2016 the Board of Directors of Pampa Energía decided to promote a tender offer of 662.445.264 shares of Petrobras Argentina held by investors, representing 32.81% of the capital stock and voting rights of Petrobras Argentina (the “Cash Tender Offer”), subject to closing of the Transaction and approval of the Cash Tender Offer by the CNV and the SEC. In addition, the Board of Directors of Pampa Energía decided to launch a voluntary exchange offer for Petrobras Argentina shares (the “Exchange Offer”) subject to the same terms and conditions as the Cash Tender Offer to avoid an increased use of cash or incurring in higher financial debt in order to comply with the Cash Tender Offer.

In connection with the Offers, on May 20, 2016 the Board of Directors of Pampa Energía decided to:

a) set the price for the Cash Tender Offer at USD 0.6574 per each share of Petrobras Argentina converted into pesos at Banco Nación Argentina selling rate on the date of closing of the Transaction subject to certain price adjustments provided for in the Sale and Purchase Agreement. Such price is determined by translating the base price of the Transaction into the price per share of Petrobras Argentina to be paid in the Cash Tender Offer, that is the price of USD 892 million divided by the total amount of shares of Petrobras Argentina held by PPSL (1,356,791,556 shares);

b) establish the exchange ratio for the Exchange Offer based on the price per share of Petrobras Argentina mentioned in (a): weighted average trading price of Pampa Energía shares for the 5 days prior to the commencement of the offer acceptance period divided by the price per share of Petrobras Argentina fixed for the Cash Tender Offer, with the Shareholders’ Meeting of Pampa Energía that approves the capital increase being able to delegate to the Board of Directors the determination of an adjustment factor of plus or minus 10% of the average price of Pampa Energía share;

c) approve the issue of up to 320 million of new common shares of Pampa Energía, to be paid in kind through the transfer to Pampa Energía of shares and/or American Depositary Receipts (ADRs) of Petrobras Argentina held by those electing to participate in the Exchange Offer. It is expressly stated that such increase will represent up to 15.87% of the capital stock of Pampa Energía once the above mentioned increase becomes effective.

On June 22, 2016, the General Regular and Special Shareholders’ Meeting of Pampa Energía resolved to approve the capital increase necessary to carry out the before mentioned Exchange Offer, exchange ratio and adjustment method as well as the suspension of the right of first refusal, under Section 197 of the General Companies Law, in the subscription of the new shares to be issued as a result of the above mentioned capital increase. In addition, considering that Pampa Energía plans, after closing of the Transaction and subject to the pertinent corporate and regulatory approvals, to merge Pampa Energía with Petrobras Argentina, the Shareholders’ Meeting of Pampa Energía resolved to amend Section 4 of its Bylaws to include the main businesses of the company to be absorbed.

As mentioned above, Pampa Energía offered to pay holders electing to participate in the Mandatory Tender Offer the same price per share it agreed to pay to the seller for the shares of Petrobras Participaciones. In this respect, and for the purpose of translating the aggregate price of the Transaction into the price per share of Petrobras Argentina to be paid in the Cash Tender Offer, the price of USD 897.2 million must be divided by the total amount of shares of Petrobras Argentina held by PPSL, i.e. 1,356,791,556 Class B shares, which indirectly implies a price of USD 0.6612 per share, which price converted into pesos at Banco Nación Argentina selling exchange rate on the date of closing of the Transaction is ARS 10.0508 per share of Petrobras Argentina.

On September 7, 2016, the Board of Directors of Pampa Energía decided, in order to speed up and facilitate the process before the regulatory agency and move forward on a fast-track procedure that would benefit both the shareholder of Petrobras Argentina and the shareholders of Pampa Energía, to increase the price to be offered in the Mandatory Tender Offer for the shares of Petrobras Argentina. Consequently, and subject to approval by the controlling body, the Company offered to the shareholders of Petrobras Argentina  a price per share equivalent to USD 0.6825, which price converted into pesos at the official exchange rate on the date of closing of the Transaction is ARS 10.3735.

The authorization to consummate the Offer has been granted through Resolution of the Board of Directors of the CNV issued on September 22, 2016 and CNV Resolution No. 18,243 issued on September 28, 2016 (authorizing the issue of Pampa Energía shares). On October 3, 2016, Pampa Energía requested the SEC accelerated effectiveness of the International Offer, which was granted on October 6, 2016. The Offer will remain open for a term of 26 working days, starting at 10 a.m. on October 7, 2016 and ending at 3 p.m. on November 14, 2016.

1.3.3. Merger of Pampa Energía and Petrobras Argentina

On August 10, 2016, the Board of Directors of Pampa Energía resolved to instruct the Management to take all necessary steps for the merger of Pampa Energía, as the surviving company, and Petrobras Argentina, as the merged company. On October 24, 2016, the Management of Pampa Energía deemed it pertinent to include PEISA and Albares, two subsidiaries of Petrobras Argentina, as merged companies.

The merger will be effective on November 1, 2016 as well as the transfer to the surviving company of all rights and obligations, assets and liabilities of the merged companies, subject to the corporate approvals required under the applicable regulations and the filing of the merger and dissolution without liquidation of the Merged Companies with the Public Registry of Commerce.

The companies are taking all necessary steps before the pertinent bodies to obtain the registrations, authorizations and filings necessary for Pampa Energía to operate as continuing company in the merger. However, considering the need to apply for and obtain a large number of authorizations, registrations and filings to be granted by different national, provincial and municipal governmental entities and the impossibility to obtain such approvals simultaneously, the merged companies will continue operating and performing certain activities for the account and order of the surviving company, exceptionally and for the sole purpose of not hindering the ordinary course of business until the above mentioned authorizations, registrations and filings are obtained.

2. Basis of presentation

These condensed interim financial statements have been prepared in accordance with IAS 34 “Interim Financial Reporting”, as issued by the IASB, adopted by the CNV through General Resolution No. 562/09 and supplements.

These financial statements should be read in conjunction with the financial statements as of December 31, 2015, prepared on the basis of IFRS and issued on March 3, 2016.

For comparative purposes, all the necessary reclassifications were made based on the financial statements of prior years in order to present them on a consistent basis. In this respect, income from the Stimulus Program for Surplus Injection of Natural Gas was reclassified and is shown under the Other operating income (expense) line. It was previously shown under the Sales line. This change in the comparative information does not affect any decisions made on the basis thereof.

In relation to the application of IAS 1 "Presentation of Financial Statements" and annual Improvements to IFRSs - Cycle 2012-2014 effective from January 1, 2016, its implementation did not impact significantly on the presentation of financial statements, in the results of operations or financial position of the Company.

New accounting standards, amendments and interpretations that are not effective and have not been early adopted by the Company.

- IFRS 16 “Leases”: was issued by the IASB in January 2016 and replaces IAS 17. It sets out that a contract is or contains a lease if the same conveys the right to control the use of an asset (underlying asset) for a period of time in exchange for consideration.

Under this standard, the lessee is required to recognize a liability for a lease that shows the present value of future lease payments and an asset for the right to use. This represents a significant change with respect to IAS 17 which required a distinction between financial leases (reported on the company’s balance sheet) and operating leases (not reported on the company’s balance sheet). IFRS 16 contains an optional exemption for short term leases and for leases of low value underlying assets. The standard will be effective for annual periods beginning on or after January 1, 2019.

The Company is currently assessing the impact of IFRS 16 on the Company’s results of operations and financial position.

- IAS 7 "Statement of Cash Flows”: in January 2016, the IASB issued an amendment whereby an entity is required to disclose information enabling users to understand changes in liabilities that relate to cash flow from financing activities. This includes changes from cash flows such as the use of cash and loan repayments and non-cash changes such as acquisitions, sales and unrealized foreign exchange gains/losses. This standard is applicable to annual periods beginning on or after January 1, 2017.

The application of such amendment will not have an impact on the Company’s results of operations or financial position. It will only imply new disclosures.

- IAS 12 “Income tax”: in January 2016, the IASB issued certain amendments to clarify the requirements on recognition of deferred tax assets for unrealized losses. The amendments clarify how to account for the deferred tax when an asset is measured at fair value and such fair value is below the tax base of the asset. The amendments also clarify other aspects relating to the accounting for deferred tax assets. These amendments will be effective for annual periods beginning on or after January 1, 2017.

The Company estimates that these amendments will not have an impact on the Company’s results of operations or financial position.

- IFRS 2 “Share-based payments”: in June 2016, the IASB issued an amendment that clarifies the bases for measurement of cash-settled share-based payments and the accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from cash-settled to equity-settled. Such amendment includes an exemption to IFRS 2 that is to classify such transactions in their entirety as equity-settled share-based payment transactions when the employer is required to withhold an amount for the tax liability associated to share-based payment and is required to pay such amount to the tax authority. This amendment is applicable to annual periods beginning on or after January 1, 2018.

The Company estimates that this amendment will not have an impact on the Company’s results of operations or financial position.

2.1 Accounting policies and financial statements used

The accounting policies applied by the Company are consistent with those applied in the previous year.

For the preparation of these financial statements, we have used the financial statements of subsidiaries, joint ventures and associates as of September 30, 2016 and 2015 and as of December 31, 2015, or the best financial information available, adapted to the same period of time with respect to the financial statements of the Company. The adjustments have also been considered to adapt the criteria for valuation of the Company.

2.2 Risk policy and accounting estimates

In preparing these financial statements the Company has consistently applied risk policies and accounting estimates of the previous year. In relation to the risk analysis, as of September 30, 2016 there are no significant changes with respect to the previous year.

2.3 Operating segments reporting

The Company adopted IFRS 8 – Operating Segments, whereby operating segments are identified on the basis of in-house reports relating to the Company’s components regularly evaluated by the Board of Directors, chief operating decision maker, in deciding how to allocate resources and in assessing performance, applying IFRS accounting policies.

In the segmentation, the Company considers transactions with third parties and intersegment revenues, which are valued according to internal transfer prices as defined between segments, with verification methodologies based on market parameters.

The Company’s business is mainly focused on the energy sector, basically through its activities relating to oil and gas exploration and production, refining and distribution, petrochemicals and gas and energy. Accordingly, the following operating segments have been identified:

a) Oil and Gas Exploration and Production, comprised of the Company’s participation in oil and gas blocks and its interest in Oleoductos del Valle S.A., OCP and direct and indirect interest in mixed companies in Venezuela and PELSA.

b) Refining and Distribution, including the Company’s own operations in the refinery at Bahía Blanca and the gas station network, the Company’s equity interest in Refinería del Norte S.A. and the commercialization of the oil produced in Argentina, which is transferred at market prices from the Oil and Gas Exploration and Production operating segment.

c) Petrochemicals, comprising the Company’s own of styrenics operations and the catalytic reformer plant operations conducted in Argentina.

d) Gas and Energy, comprising the Company’s own operations relating to the sale of gas produced in Argentina, its interest in TGS, the electricity generation activities of Genelba Power Plant and of the Pichi Picún Leufú Hydroelectric Complex. As of September 2016, the Company started operations for the construction of a new thermal power generation plant at Pilar Industrial Park.

e) Assets and operating income related to the Central Structure and intersegment eliminations are shown separately. Intersegment operations are performed at prices representative of market values.

In the Central Structure common costs to individual business segments are included, among others, administrative fees, tax on financial transactions, financial liabilities interest and income tax, which are incurred by the Company in the ordinary course of its operations and because of economy control they are managed by the Central Structure and not appropriated between operating segments.

Acquisition of Albares Renovables Argentina S.A. (“Albares”):

On September 14, 2016, the Company acquired 100% of the capital stock and voting rights of Albares, for an amount of approximately USD 6 million. Albares was the successful bidder in the Call for Bids for New Thermal Generation with Availability Commitment in the MEM (Wholesale Electricity Market) for the construction of a new thermal power generation plant at Pilar Industrial Park. The 100 MW total power project involves the installation of 6 motor generator sets running on natural gas and fuel oil and with an output of 16.5 MW each. In such respect, Albares entered into a demand agreement with CAMMESA with the commitment to install the above mentioned generator sets.

2.4 Assets and liabilities classified as held for sale:

Assets and liabilities relating to the sale of Rio Neuquén and Aguada de la Arena areas (Note 25).

Assets and liabilities held for sale are measured at the lower of carrying amount and fair value less costs to sell.

3. Financial and non-financial equity risk management

3.1. Risk management objectives and policies

In performing its operations, the Company is exposed to a series of risks associated to the markets in which it operates.

The Company adopts an integrated risk management methodology, which is not focused on the individual risks of the operations of its business units but on a wider monitoring of risks affecting its entire portfolio.

The Company’s risk management strategy, in line with its business integration strategy, seeks to achieve a balance between profitability goals and its exposure to risk.

The Company does not engage or trade in derivative financial instruments for speculative purposes.

The Board of Directors establishes the policies for managing each of the risks set out below, which have been applied consistently in the periods included in these financial statements.

Subsequent to the financial statements as of December 31, 2015 there were no significant changes in the risk management of the Company, or in policies associated with such management.

3.2 Exchange rate risks

The Company’s results of operations and financial position are sensitive to changes in the exchange rates between the Argentine Peso and certain foreign currencies.

The Company is mainly exposed to changes in the Argentine peso against the US dollar exchange rate. Petrobras Argentina’s exposure to currencies other than the US dollar is not significant.

The Company has a balanced net financial position in foreign currency because of the fact that a significant portion of its debt is designated as hedge of the investment denominated in foreign currency, so the exchange differences generated by this debt are recognized in “Other comprehensive income”.

The variation in the exchange rate in the nine-month period ended September 30, 2016 generated a loss of 20 recognized in "Financial Results" (Note 9) and a deferred gain of 223 recognized in “Other comprehensive income” (Note 23).

The carrying amounts of assets and liabilities denominated in foreign currencies as of September 30, 2016 and as of December 31, 2015, including the debt designated as coverage indicated above, are as follows:

a) As of September 30, 2016 according to the exchange rate released by the National Bank of Argentina.

b) As of September 30, 2016 according to the exchange rate released by the Central Bank of Venezuela.

3.3. Fair value of financial instruments

The amortized cost of all financial assets and liabilities approximates their fair value.

3.4. Fair Value by hierarchy levels

Inputs used to determine the fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2016 and as of December 31, 2015, were the following:

4. Information business segments

The Company prepares information based on business segment criteria and prepares further relevant information by geographic area.

4.1 Business segments

Below selected information on each business segment identified by the Company’s Management is detailed:

4.2 Relevant information by geographical area

Below is information on assets, sales and operating income (loss) aggregated by geographical area:

5. Cost of sales

The Company’s cost of sales and the relevant expenses charged to cost of sales are broken down as follows:

5.1 Expenses attributable to cost of sales

6. Administrative and selling expenses

7. Exploration expenses

8. Other operating (expenses) income, net

(a) As a result of adverse rullings during the quarter, the 2016 period includes charges of 455 for commercial contingencies in Argentina, 455 for tax contingencies in Ecuador and 296 for tax contingencies in Argentina, the latter being mainly attributable to interpretation differences in customs issues.

(b) Relates to interpretative differences in the tax on gross income with the Province of Neuquén (Note 25).

(c) In June 2016 the Company executed an agreement with Methanex Chile S.A. for termination of the natural gas supply agreement entered into between the parties and release of any claims arising therefrom by means of payment by the Company of a USD 32.5 million compensation in favor of Methanex Chile for damages caused to such company on account of the impossibility of conducting activities in Chile.

(d) Relates to earn out in favor of the Company, under the agreement with Petrobras International Braspetro BV for the sale of the shareholding in PVIE occurred in December 2007 (40%) and in April 2009 (60%), related to the declaration of commerciality on discovery of gas and condensed in the Prospectus Kinteroni Lot 57.

9. Financial results

10. Current and deferred income tax

Income tax disclosed in the Statement of Income is broken down as follows:

(a) Relating to the tax effect of exchange differences resulting from: (i) revaluation of net investments denominated in foreign currencies (with effect on deferred tax), and (ii) revaluation of indebtedness denominated in foreign currency designated as hedge for that investment (with effect on current tax).

The reconciliation between income tax expense in the statement of income and the amount calculated by applying the prevailing income tax rate of 35% to income before taxes is as follows:

(a) The charge for the period 2016 mainly relates to the operations of the Company in Bolivia.

11. Cash and cash equivalents

Reconciliation of cash and cash equivalents in the statement of cash flows:

12. Trade receivables

(a) The movement for the period ended September 30, 2016 includes (23) charged in "Financial results”, (100) charged in Administrative and selling expenses and 5 attributable to disbursements for the period.

13. Other receivables

(a) The movement for the period ended September 30, 2016 includes (201) charged in "Other comprehensive income”.

(b) During June and July, 2016 the Company received 34,290,066 2020 bonds BONAR par value of one US dollar each, according to the Decree No. 704/2016, for the period between July 1, 2015 and December 31, 2015, included in Other current and non-current investments. Additionally, in August 2016, the Company collected 98 corresponding to the first quarter of 2016.

14. Investments in related companies

14.1 Investments in joint ventures

As of September 30, 2016 the book value of the investment in CIESA (TGS 's controlling shareholder) amounts to 504 and represents about 1.6% of the total assets of Petrobras Argentina.

The Company has a 50% direct and indirect interest in CIESA. Pampa Energía S.A., the other investment group in CIESA, holding the other 50% indirect interest, announced on July 27, 2016 the execution of an agreement with Grupo Inversor Petroquímica S.L. (members of GIP Group, led by the Sielecki family), WST S.A. and PCT L.L.C. (members of Werthein Group) (collectively, the "Buyers") for the sale of the stake and rights in CIESA.

14.2. Investments in associates

(a) Includes Petrokariña S.A., Petroritupano S.A., Petroven-Bras S.A. and Petrowayú S.A.

(b) The movement of the nine–month period ended September 30, 2016 includes (1,582) recognized in “Other comprehensive income”.

Mixed Companies in Venezuela

In order to comply with the provisions of participation agreements, the Minister of People’s Power of Petroleum (Ministro del Poder Popular del Petróleo) of the Bolivarian Republic of Venezuela was required to authorize the change in control as a result of the indirect acquisition of Pampa Energía, with all the documentation required for approval thereof having been filed.

14.3 Share of net profit (loss) of equity accounted investments

14.4 Dividends collected

14.5 Minority interest

15. Other investments

(a) The movement for the period ended September 30, 2016 includes (33) charged in "Other comprehensive income”.

16. Property, plant and equipment

| | Note | Production wells, exploratory wells and oil and gas properties | Machinery, tools and equipments | Electricy generation plants | Industrial plants | Work in progress | Other | Total |
|---|---|---|---|---|---|---|---|---|
| Cost | | | | | | | | |
| 12/31/2014 | | 17,327 | 4,465 | 1,333 | 1,564 | 1,489 | 2,084 | 28,262 |
| Translation effect | | 2,759 | 20 | - | - | 76 | 110 | 2,965 |
| Additions | | 433 | 51 | 2 | - | 4,453 | 175 | 5,114 |
| Decreases | (a) | (3,956) | (1,089) | - | - | (56) | (82) | (5,183) |
| Transfers | | 3,617 | 451 | 156 | 283 | (4,383) | (124) | - |
| **12/31/2015** | | **20,180** | **3,898** | **1,491** | **1,847** | **1,579** | **2,163** | **31,158** |
| Translation effect | | 1,389 | 15 | - | - | 99 | 72 | 1,575 |
| Additions | (b) | 589 | 10 | 1 | - | 2,667 | 164 | 3,431 |
| Decreases | (c) | (4,391) | (680) | - | - | (687) | (94) | (5,852) |
| Transfers | | 1,860 | 407 | 52 | 264 | (2,511) | (72) | - |
| **09/30/2016** | | **19,627** | **3,650** | **1,544** | **2,111** | **1,147** | **2,233** | **30,312** |
| Depreciation | | | | | | | | |
| 12/31/2014 | | 10,261 | 3,679 | 757 | 639 | - | 1,337 | 16,673 |
| Translation effect | | 1,226 | 16 | - | - | - | 29 | 1,271 |
| Net decreases | (a) | (2,582) | (969) | - | - | - | (39) | (3,590) |
| Depreciation | | 2,093 | 246 | 110 | 97 | - | 84 | 2,630 |
| **12/31/2015** | | **10,998** | **2,972** | **867** | **736** | **-** | **1,411** | **16,984** |
| Translation effect | | 721 | 9 | - | - | - | 18 | 748 |
| Net decreases | (c) | (2,570) | (366) | - | - | - | (64) | (3,000) |
| Depreciation | | 1,864 | 231 | 87 | 101 | - | 78 | 2,361 |
| **09/30/2016** | | **11,013** | **2,846** | **954** | **837** | **-** | **1,443** | **17,093** |
| Net book value 09/30/2016 | | 8,614 | 804 | 590 | 1,274 | 1,147 | 790 | 13,219 |
| Net book value 12/31/2015 | | 9,182 | 926 | 624 | 1,111 | 1,579 | 752 | 14,174 |

(a)The “Production wells, exploratory wells and oil and gas properties” line in the 2015 period includes the disposal of fixed assets following the sale of the Austral Basin and the cease of operations in the Jagüel de los Machos area.

(b)The “Work in progress” line includes 161 attributable to the start of works for the construction of a new thermal power plant at Pilar Industrial Park (Note 13.7. to the Separate Financial Statements).

(c)The “Production wells, exploratory wells and oil and gas properties” line includes an impairment charge of 210 on Colpa and Caranda, shown in Other Operating Income (Expenses) (Note 8), and it also includes reclassification of assets held for sale relating to Río Neuquén and Aguada de la Arena areas for a total of 2,120 (Note 25).

Impairment of non-financial assets

The Company’s Management assessed the recoverability of property, plant and equipment, and only in the Colpa and Caranda area identified changes in circumstances that indicate that the carrying amount of this asset may not be recoverable, registering an impairment of 210 principally due to the postponement of the investments necessary for their development which affected negatively the expected cash flows of the asset. To determine the recoverable value the Company used the value in use and the discount rate WACC amounted to 8.7%.

17. Financial loans

The breakdown of loans as of September 30, 2016 and December 31, 2015 is as follows:

Loan activity

The movements in loans and financing as of September 30, 2016 and 2015 are as follows:

The maturities of the financial loans as of September 30, 2016 and December 31, 2015 are as follows:

Issuance of bonds up to USD 500 million. Total anticipated tender offer and redemption of the Series S Notes.

On June 10, 2016 the Board of Directors of Petrobras Argentina approved:

a) The issue and placement of bonds for an amount of up to USD 500 million or its equivalent in other currencies, under the Global Program Notes force authorized by Resolution No. 17,162 of the CNV,

b) The offer to purchase ("Tender Offer") for all of the Series S Notes in circulation, and

c) Subsequent Early Redemption ("Optional Redemption") of the Series S Notes, which did not participate in the Offer Tender in the event that after made the purchase offer stayed Series S Notes in circulation, so cancel the debt completely.

On July 6, 2016 the Company offered Subscription Series T Notes, to be issued under the existing program by publishing the relevant Pricing Supplement in the CNV, BCBA and the MAE. That same day, the Company made the offer to purchase for cash all Series S Notes outstanding, setting the July 19, 2016 as the first deadline for the offer and end date on August 2, 2016.

On July 14, 2016 the Company completed the issuance and placement of Series T Notes, for a total amount of USD 500 million, at a fixed rate of 7.375%, maturing on July 21, 2023.

Proceeds from the issue of corporate bonds were used to refinance liabilities, increase working capital, make capital expenditures in fixed assets in Argentina or capital contributions to affiliates, with application of the funds for the above mentioned purposes.

Series T corporate bonds include cross default provisions whereby the Trustee, as instructed by the bondholders representing at least 25% of the related outstanding principal, may declare all amounts owed due and payable if any debt of the Company or its significant subsidiaries is accelerated or not paid when due, provided that those due and unpaid amounts exceed USD 40 million upon those maturities and that the default has not been defeated or cured within the legal and/or contractual terms that may be applicable. As of the date of these financial statements, Petrobras Argentina has complied with all terms and conditions related to its financial indebtedness.

Regarding Class S Corporate Bonds, as of the date of these financial statements, the Company  completed the Tender Offer for a nominal value of USD 209 million and the Early Redemption (Optional Redemption) for a nominal value of USD 91 million, thus fully paying off such debt.

18. Provisions and contingent liabilities

Provisions that have been recognized in financial statements

(a) The movement of the period ended September 30, 2016 includes 1,261 shown under “Other operating income (expenses), net” (Note 8), 19 shown under “Other comprehensive income”, and (53) attributable to disbursements for the period.

Contingent liabilities that have not been recognized in financial statements

Arbitration Oil Combustibles SA ("OIL")

In December 2010, OIL and the Company signed a contract committing the sale of virgin naphtha and octanics bases for a period of 15 years to the Company, called "Framework Supply Agreement".

In April 2015, the firm OIL initiated arbitration before the International Chamber of Commerce (ICC) against PESA, considering that by extraordinary and unforeseeable reasons the aforementioned agreement became too onerous for Oil.

The management of the Company believes that in the current state of the arbitration, it does not appear as likely that the outcome of this matter may have a significant adverse effect on the financial position or results of operations of the Company.

On March 30, 2016, Oil Combustibles S.A. filed for reorganization proceedings with the Comodoro Rivadavia courts.

On account of an issue concerning the court of competent jurisdiction, the Argentine Supreme Court declared that the reorganization proceedings should be heard before the Courts on Commercial Matters of the City of Buenos Aires. The Court of competent jurisdiction to hear the case has not been defined yet.

PESA and OIL agreed to terminate the “Master Supply Agreement” and will continue their business relationship under a new contractual instrument.

19. Social benefits and other payroll benefits

As of September 2016 the evolution of pension plan liabilities is as follows:

The liabilities of payroll benefits include the following:

20. Capital stock

As of September 30, 2016, the Company’s capital stock amounted to 2,019, fully subscribed, paid-in and authorized for public trading.

Changes in capital stock in the last three fiscal years:

21. Reserves

22. Unappropriated retained earnings

23. Other comprehensive income

24. Related companies transactions

Balances and transactions with related companies

Balances and transactions with companies belonging to the same economic group.

Considering the change in the control group occurred on July 27, 2016 (Note 1.3), balances as of September 30, 2016 are attributable to transactions with companies of the Pampa Group and balances as of December 31, 2015 are attributable to transactions with companies of the Petróleo Brasileiro Group.

Regarding transactions with related parties, the 2016 period includes transactions with companies of the Pampa Group as from July 27, 2016, and transactions with companies of the Petróleo Brasileiro Group prior to such date. Transactions made during 2015 are transactions with companies of the Petróleo Brasileiro Group.

Balances as of September 30, 2016 and December 31, 2015 for transactions with related companies are the following:

The main transactions with related companies for the nine–month periods ended September 30, 2016 and 2015 are as follows:

25. Operations in Joint Operation

On March 30, 2015, the Company’s Board of Directors approved the sale to Compañía General de Combustibles S.A. of the Company’s entire interest in the Austral basin in Argentina for an amount of USD 101, resulting in a pre-tax gain of 674 recorded in “Other operating income (expenses), net” (Note 8). The transaction includes the concessions operated under the Joint Ventures (UTE) of Santa Cruz I, Santa Cruz I Oeste, Glencross and Estancia Chiripá, assets related to Santa Cruz II, Punta Loyola Terminal and oil and gas pipelines operated in the basin.

25 de Mayo-Medanito S.E. concession in the Province of La Pampa

On March 30, 2016, the legislature of the Province of La Pampa passed a law declaring the “strategic importance” of the 25 de Mayo-Medanito S.E. area located within such Province with the purpose of transferring its possession to the Province upon expiration of the original 25-year concession period granted to the Company.

On October 29, 2016 such concession expired and the area was returned to the Province of La Pampa.

35-year Exploitation Concession over the Rio Neuquén Area in the Province of Neuquén

On June, 13, 2016, the Executive Branch of the Province of Neuquén approved the Investment Memorandum of Agreement subscribed between Petrobras Argentina S.A. and such Province by means of Decree No. 776/2016, whereunder a 35-year non-conventional exploitation concession is granted over the Río Neuquén area including a 5-year pilot plan period.

This agreement mainly provides that the Company’s obligations include the execution of a pilot plan for the development of non-conventional hydrocarbons (tight gas) involving drilling of 24 wells and refurbishing of surface facilities from 2016 through 2020. Total investments for such period are estimated at USD 346 million. The agreement provides for the payment of a fixed bond of USD 5.7 million and a Corporate Social Responsibility contribution in the amount of USD 8.6 million.

In addition, through a payment of 208, the differences in interpretation concerning gross income tax in the proceedings pending before the Tax Bureau of the Province of Neuquén, were finalized. This amount was charged in Other operating income (expenses), net (Note 8).

Transfer of production areas

As a consequence of the SPA entered into between Pampa and Petrobras and the agreement signed by Pampa and YPF S.A. (see Note 1.3.1.), the Company will transfer:

- to an affiliate of Petróleo Brasileiro, 33.6% of the rights and obligations of the Río Neuquén area concession and 100% of the rights and obligations of the Colpa and Caranda areas in Bolivia.

- to YPF S.A., 33.33% of the Company’s concession in the Río Neuquén area and all if its interest in Aguada de la Arena.

On August 4, 2016, the Company’s Board of Directors approved the start of negotiations aimed at implementing the before mentioned transactions. The transaction with YPF S.A. was completed on October 14, 2016, and the transaction with Petróleo Brasileiro was completed on October 27, 2016, with the recognition in 2016 fourth quarter of an income before income tax of approximately 1,060 and 200, respectively.

Concerning Colpa and Caranda, taking into account that its carrying value was lower than its NRV, as of closing of these financial statements the Company recognized a debt to Petróleo Brasileiro of 302 (USD 19.75 million). Concerning the Río Neuquén and Aguada de la Arena areas, assets and liabilities of these areas have been classified as “Assets held for sale” and “Liabilities held for sale” with a total value of 2,120 and 244, respectively.

26. Changes in the regulatory frameworks

26.1. Program to stimulate exports

On March 9, 2016 the Ministry of Energy and Mining issued Resolution No. 21/2016 creating an export stimulus program of crude oil surplus, after the domestic demand for crude oil Escalante from the San Jorge Gulf Basin is satisfied, to be in effect from January 1, 2016 to December 31, 2016. The stimulus will be paid for each shipment and to the extent that the average price of Brent oil does not exceed USD 47 per barrel two days before and two day after the shipment. The compensation to be paid by the Argentine government will amount to USD 7.50 per barrel, as long as the criteria in the resolution is met.

26.2. Natural gas transportation Segment

On February 16, 2016, through Decree No. 367/2016, UNIREN was dissolved and the responsibility for the renegotiation of public service agreements was transfered to the ministries with jurisdiction over the relevant activity. The Ministry of Energy and Mining, together with the Ministry of Economy and Public Finance, assumed UNIREN’s responsibilities with regard to TGS’s renegotiation process.

Additionally, the new administration through Decree No. 367/2016 jointly authorized the competent ministries with the Ministry of Finance and Public Finance, to conclude partial renegotiation agreements and temporary renegotiation of prices and tariffs as necessary to ensure the continuity of the normal provision of the respective public services, until the signing of the comprehensive renegotiation arrangements to be entered into before the comprehensive tariff review.

These transitional adjustments were made in advance of future increases allowed pursuant to the comprehensive renegotiation process. Pursuant to Resolution No. 31/16 of the Ministry of Energy and Mining, TGS and the ENARGAS are expected to conclude the Renegotiation Process in the next twelve months following the issuance of Resolution No. 3,724/16.

On March 31, 2016, the ENARGAS issued Resolution No. 3724, which approved the tariff schedule as from April 1, 2016, including the CAU for the Natural Gas Transportation business segment, which represents a 200.1% increase. This increase is associated with the implementation of a Mandatory Investment Plan to be fulfilled by TGS between April 2016 and March 2017, overseen by the ENARGAS. Furthermore, TGS will submit evidence of compliance with the mentioned Investment Plan to obtain ENARGAS’ prior authorization to pay dividends.

As of the date of these Financial Statements, the Investment Plan is being implemented by TGS as agreed with the ENARGAS.

These increases represent a partial recognition of the prior administrative claims filed by TGS. Therefore, TGS will continue with all legal actions initiated until it obtains full enforcement of its rights, including those necessary to accomplish the execution of the Comprehensive Agreement.

As mentioned in “Legal Actions filed against Resolutions No.31 and No.28”, on August 18, 2016 the Argentine Supreme Court unanimously upheld on a partial basis the decision issued by  Panel II of the  Federal Court of Appeals of La Plata (the “Court”) regarding the nullity of Resolutions No.31 and No. 28/2016 (Resolution No.28) with respect to residential users.

In such respect, on August 23, 2016, the ENARGAS issued Resolution No.1/3961 whereby the Company was instructed, concerning the transportation service provided to the licensees of the natural gas distribution services supplying residential users, to apply the tariff schedule effective as of March 31, 2016. On September 9, 2016, the ENARGAS announced licensees of the natural gas distribution service the applicable procedure whereby these companies are required to determine and inform TGS the volumes of natural gas for residential users.

The decision issued by the Argentine Supreme Court and the numerous legal actions filed, to which TGS neither was nor is a party, had a negative impact on and deepened TGS’s economic and financial imbalance resulting from failure to adjust natural gas transportation tariffs for 15 years.  All this on account of the delay in billing TGS was required to implement and the impossibility to fully apply the tariff schedules provided under Resolution 3724.

Later on, and within the framework of the public hearing held on September 16, 2016 (the “Public Hearing”) after the decision issued by the Argentine Supreme Court on the CEPIS case (for more information, see “Legal Actions filed against Resolutions No. 28 and No. 31” below), on October 6, 2016, the ENARGAS issued Resolution No.I/4054/2016 (“Resolution 4054”). The terms contained in such resolution are similar to those included in Resolution 3724 regarding: (i) the 200.1% temporary tariff increase on the tariff schedules effective as of March 31, 2016 applicable to all users of the natural gas public transportation service (the “Increase”), (ii) the implementation of the Investment Plan and (iii) the restrictions for the payment of dividends. Such tariff schedules are effective October 7, 2016.

Legal Actions filed against Resolutions No. 28 and No. 31/2016

On account of the tariff increase determined by ENARGAS for licensees of Natural Gas Transportation and Distribution Public Services and the increase in the Natural Gas Price provided under Resolution No. 28, several legal actions for nullity were filed, with this adversely affecting the application thereof and the already set framework of predictability.

Within the framework of an action for the protection of constitutional rights (“acción de amparo”) filed by the non-governmental organization “Centro de Estudios para la promoción de la Igualdad y la Solidaridad – CEPIS”, on July 6, 2016, Panel II of the Federal Court of Appeals of La Plata (the “Court of Appeals”) issued a decision declaring Resolutions No. 28 and No. 31 null and void and bringing back the tariff situation to that existing before the issuance of said resolutions.

The Argentine Government requested a review of the decision by the Argentine Supreme Court. To such effect, it filed the pertinent extraordinary appeal.

On July 12, 2016, MINEM (Ministry of Energy and Mining) issued Resolution No. 129/2016 (“Resolution No. 129”) which provides a cap on billings issued by natural gas distribution companies for residential and commercial consumption. Such schedule will be effective until December 31, 2016. Caps will be retroactive to April 1, 2016. In addition, Resolution No. 129 provides, both for natural gas transportation and distribution segments, the execution of the actions planned for the development of the CTR process before December 31, 2016, including holding of public hearings before October 31, 2016.

Finally, on August 18, 2016, the Argentine Supreme Court partially upheld the decision issued by the Court of Appeals and established: (i) the obligation to hold a public hearing to set natural gas tariffs for the transportation and distribution segments, (ii) that public hearings shall be held to set the price for natural gas at the Point of Entry into the Transportation System (PIST, for its acronym in Spanish), and (iii) that Resolutions No. 28 and No. 31 will be null and void in connection with residential users, with tariffs being brought back to March 31, 2016 values.

As regards the transportation system, the Argentine Supreme Court holds that the claim to keep the tariff schedule unchanged over the time is illegitimate if circumstances call for a change. The Argentine Supreme Court also holds that adjustments in natural gas tariffs for distribution and transportation services have been almost zero and concludes that there is a tariff deficit.

In implementing the decision of the Argentine Supreme Court, on August 19, 2016, MINEM published Resolution No. 152-E/2016 which instructs ENARGAS to take all necessary steps so that natural gas distribution companies apply to residential users the tariff schedules effective March 31, 2016 for consumptions from April 1, 2016.

On the other hand, on the same date, ENARGAS issued Resolution No. 3953/2016 which provides for the holding of the public hearing required by the Argentine Supreme Court, which hearing was held on September 16-19, 2016. At the Public Hearing the following was considered: (i) the passing through to tariffs of the new natural gas price at PIST; and (ii) the provisional tariffs in effect for natural gas transportation and distribution public services until new tariffs are set as a result of the CTR process being implemented.

After the Public Hearing, MINEM issued Resolution No. 212 – E/2016 (“Resolution No. 212”) which, among other things, instructs ENARGAS to determine the applicable provisional tariff schedules to be in effect until implementation of the CTR process.

26.3. Electricity generation segment

In March 2016, and with retroactive effect as from February 2016, Resolution No.22/2016 issued by the Ministry of Energy and Mining set forth an upgrade in the compensation established for electricity generators.

26.4. Refining and Marketing

The content of fuels was modified by Resolution No. 5/2016 dated May 31, 2016 issued by the Hydrocarbon Resources Secretary (the “Resolution No. 5”), which replaces Exhibit II of Resolution No. 1,283/06, issued by the former Secretary of Energy. Resolution No. 5 contains the required specifications of the different kinds of fuel sold in Argentina (i.e. naphtha grades 2 and 3 and gas oil grade 3).

It also establishes different vapor pressure values for fuel for automobile use, according to the geographic areas and seasons.  Pursuant to Resolution No. 5, the maximum Sulphur content allowed in gasoil for electric generation is equal to the Sulphur content of gasoil Grade 2 established for areas with a low urban density (BD).

Resolution No. 5 establishes that from June 1, 2016, the maximum Sulphur content in domestic and imported fuel oil is 7,000 mg/kg.  Local oil refineries that do not fulfill the requirements under Resolution No. 5 are required to submit, within 90 days starting the publication of the resolution, a plan detailing the steps and actions to be taken in order to meet the above requirements within 24 months from said publication. The before mentioned upgrading plan was presented in such a manner and at such time as required.

This Resolution also requires oil companies to present to the Hydrocarbon Resources Secretary within 90 days from the date of its publication, a detailed schedule of the investment program for the following four years in order to reach the targets set in Exhibit 1 of such Resolution. The Hydrocarbon Resources Secretary will supervise the works and investments previously reported in the investment program presented. The before mentioned upgrading plan was presented in such a manner and at such time as required.

27. General Resolution No. 629/2014 - Documentation Storage

On August 14, 2014, the CNV issued Resolution No. 629 by amending rules about documentation storage.

In this regard, the Company advises that its trade books, corporate books and accounting records are kept in the registered office.

The Company has sent documentation of certain age to the provider AdeA - File Management SA to be stored, it is in Ruta 36, km 34.5, Florencio Varela, Buenos Aires.

28. Subsequent events

No other events have occurred subsequent to period end that may significantly affect the Company’s financial position as of September 30, 2016, or the results of its operations for the nine–month period then ended.

Report of Independent Registered Public Accounting Firm

To the Shareholders of

Petrobras Argentina S.A.

We have reviewed the accompanying condensed interim consolidated financial position of Petrobras Argentina S.A. and its subsidiaries as of September 30, 2016, and the related condensed interim consolidated statements of income and comprehensive income for the three-month and nine-month periods ended September 30, 2016 and 2015, and the condensed interim consolidated statements of changes in shareholders’ equity and cash flows for the nine-month period ended September 30, 2016 and 2015.  These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed interim consolidated financial statements for them to be in conformity with International Accounting Standard 34, “Interim Financial Reporting”, as issued by the International Accounting Standards Board.

Autonomous City of Buenos Aires, November 9, 2016

/s/ PRICE WATERHOUSE & CO. S.R.L.

_______________________________

Miguel A. Urus

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